Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2019 Incentive Award Plan of Virgin Galactic Holdings, Inc. of our reports dated February 27, 2024, with respect to the consolidated financial statements of Virgin Galactic Holdings, Inc. and the effectiveness of internal control over financial reporting of Virgin Galactic Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Wichita, Kansas

June 12, 2024